Exhibit 10.2

STRICTLY CONFIDENTIAL

January 18, 2022

Behrooz Abdi

ACE Convergence Acquisition Corp.

1013 Centre Road, Suite 403S

Wilmington, DE 19805

Joy Weiss

Tempo Automation, Inc.

2460 Alameda Street

San Francisco, CA 94103

Re:     Board Observer and Confidentiality Agreement

Dear Mr. Abdi and Ms. Weiss:

Reference is made to that certain Subscription Agreement, dated as of January 18, 2021, by and among (i) ACE Convergence Acquisition Corp., a Cayman Islands exempted company limited by shares, which entity shall migrate to and domesticate as Tempo Automation Holdings, Inc., a Delaware corporation, prior to the Closing (the “Company”), (ii) Tempo Automation, Inc., a Delaware corporation (“Tempo”) (solely for purposes of the agreements and obligations set forth in Section 7(e) of the Subscription Agreement), and (iii) each of the subscribers signatory thereto (the “Subscribers”) (as the same may be amended or modified from time to time, the “Subscription Agreement”), pursuant to which Oaktree Capital Management, L.P. and/or one or more of its affiliates or affiliated investment funds and/or managed or controlled accounts (collectively, “Oaktree”) has subscribed for, and agreed to purchase from the Company, at the Closing, $175 million in aggregate principal amount of 13% Convertible Senior Notes due 2025 (the “Notes”) having the terms set forth in that certain Indenture, to be dated as of Closing Date, by and between the Company, as issuer and U.S. Bank, National Association, as trustee (in substantially the form attached to the Subscription Agreement as Exhibit B thereto, the “Indenture”). Capitalized terms used herein, but not defined herein, shall have the meanings ascribed to such terms in the Subscription Agreement.

In connection with the execution of the Subscription Agreement by Oaktree (as Subscribers), and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the parties hereby acknowledges and agrees, on behalf of itself, as follows:

1.             Agreements.

(a)           Right to Appoint Board Observers.

(i)                 Commencing on the Closing Date and ending on the date Oaktree no longer holds or controls Notes in an aggregate principal amount that is at least 50% of the aggregate principal amount of Notes purchased by Oaktree on the Closing Date (but subject to Section 1(a)(vi) hereof), Oaktree shall have the right (but not the obligation) to appoint up to two (2) individuals to attend, as board observers and participants in a nonfiduciary and non-voting capacity, who may be investment professionals or any other person employed by or associated with Oaktree and/or a third party (each such individual, an “Observer”), each meeting of the board of directors of the Company and any duly authorized committee thereof (the “Board” and each such meeting, including a committee meeting, a “Meeting”). Neither Oaktree nor any such Observer (i) shall have any duties (fiduciary or otherwise) to the Company, any of its subsidiaries or any of its or their respective stockholders or other equityholders or owners or to any other holder of Notes, and (ii) except as described in Section 1 and Section 2 of this letter agreement, no obligations to the Company under this letter agreement.

(ii)              Each Observer shall be entitled to participate in discussions of any matters presented at any Meeting, but shall not be entitled to vote on any such matters. The Company shall (x) provide each Observer with reasonable advance written notice of the time, place, telephonic (or other remote access) information and agenda for each Meeting (but in no event shall such notice be given to each Observer later than the time at which such notice is provided to the Board) and, in the case of any proposed action by written consent in lieu of a Meeting, shall provide each Observer with copies of all consent materials no later than the time that such materials are provided to the Board, (y) provide each Observer with copies of all minutes of each Meeting and all written consents in lieu of any Meeting promptly after such Meeting has been adjourned or such consent has been executed, as applicable, and (z) provide each Observer with copies of all documents, materials and other information given to any member of any Board no later than the time at which any member of such Board is provided with such documents, materials or other information. The failure to deliver notice, or materials, to each Observer in connection with such Observer’s right to attend and/or review materials with respect to, any meeting of the Board shall not, of itself, impair the validity of any action taken by the Board at such meeting. Each Observer shall be required to execute or otherwise become subject to any codes of conduct and policy with respect to compliance with securities laws as the Company may reasonably require (including with respect to prohibitions on “tipping” under the federal securities laws regardless of whether the Observer is determined to owe any fiduciary duty to the Company). Each Observer and Oaktree shall agree to maintain the confidentiality of all non-public information and proceedings of the Board and any committee of the Board and to comply with, and be bound by, in all respects, the terms and conditions of the confidentiality provisions of Section 4 of this letter agreement (the “Confidentiality Provisions”), which agreement shall, with respect to any Observer, be evidenced either in a joinder to this letter agreement or in a writing in such other form as is reasonably acceptable to the Company that is executed by the Observer. Notwithstanding the foregoing, an Observer shall not be entitled to receive portions of any materials relating to, or be in attendance for any portion of any Meetings or other discussions relating to, topics for which the Board makes a reasonable good faith determination that the disclosure of such materials to such Observer, or the attendance at such portions of such Meetings or other discussions by such Observer, as applicable, (1) will constitute a waiver of the attorney client privilege to which the Company is entitled, (2) will result in a violation of applicable law or regulation by the Company, or (3) would provide the Observer with access to information that directly relates to the Company’s strategy, negotiating position or obligations specifically related to Oaktree or that otherwise involves or is reasonably expected to involve a conflict of interest with the Observer or Oaktree or any of their respective affiliates.

(iii)            Oaktree may from time to time and at any time, in its sole discretion and by providing the Company with prior written notice thereof (including by e-mail), remove and replace either Observer with a new Observer. The Company shall have the right to approve any such new Observer that, at the time of appointment, is not an employee of Oaktree or any of its affiliates, provided that such approval shall not be unreasonably withheld, conditioned or delayed. In the event any Observer ceases to be an employee of Oaktree or any of its affiliates, unless otherwise agreed by the Company, Oaktree will remove and replace such Observer with another Observer pursuant to this Section 1(a)(iii).

(iv)            The reasonable and documented costs and expenses incurred by each Observer (or any substitute individual) in connection with attendance at Meetings or otherwise, including, but not limited to, the reasonable travel and lodging costs, shall be paid by the Company after receipt of a written request by the Observer for such payment in accordance with the Company’s normal expense reimbursement policies and procedures.

(v)              The initial Observers shall be the individuals specified in a written notice (including by e-mail) delivered on or after the Closing Date, which individuals shall be employees of Oaktree or any of its affiliates unless otherwise approved in writing by the Company (such approval not to be unreasonably withheld, conditioned or delayed).

(vi)             Notwithstanding anything to the contrary herein, Oaktree shall be permitted to assign one (1) Observer seat to any transferee of its Notes that (together with its affiliates) acquires at least two-thirds of the total principal amount of Notes purchased by Oaktree on the Closing Date, in either a single transaction or a series of transactions, on the terms and subject to the conditions set forth in this Section 1(a), by executing a joinder to this letter agreement, certifying as to such transferee’s holdings of its Notes and delivering such joinder to the Company. Upon delivery of any such joinder to the Company, all references to “Oaktree” in this Agreement, solely with respect to any Observer appointed by such transferee, shall be deemed to refer to such transferee. Oaktree (or its transferee, as applicable), shall be responsible for any breach by its respective Observer(s) of the Confidentiality Providers but shall not, for the avoidance of doubt, be responsible for any such breach by an Observer that was not appointed by it. In the event that Oaktree assigns an Observer right to a transferee, Oaktree’s right to appoint the remaining Observer shall terminate once Oaktree no longer holds or controls at least 25% of the aggregate principal amount of Notes that Oaktree purchased on the Closing Date, and the right of Oaktree’s transferee to appoint an Observer shall terminate once such transferee no longer holds or controls at least 50% of the aggregate principal amount of Notes purchased by Oaktree on the Closing Date.

(b)          Liquidity Reporting. No later than five (5) Business Days (as defined in the Indenture) following the end of each calendar month, the Company shall certify in writing to Oaktree (or any of its transferees that own or control at least $25,000,000 in aggregate principal amount of the Notes) the Cash Amount (as defined in the Indenture) (and the component parts thereof) as of the end of each day of such calendar month and whether on each such calendar day the Cash Amount exceeded the Required Cash Amount (as defined in the Indenture).

(c)           Access; Inspection Rights. For so long as Oaktree (or any of its transferees) holds or controls Notes in an aggregate principal amount that is at least 25% of the aggregate principal amount of Notes purchased by Oaktree on the Closing Date, Oaktree (and/or any transferee (together with its affiliates) that holds, or will hold following such transfer, at least $50 million in aggregate principal amount of the Notes):

(i)                 shall be entitled (i) to visit and inspect any of the Company’s or any of its subsidiaries’ respective properties, (ii) to examine any corporate, financial and operating records of the Company (or any of its subsidiaries), and make copies thereof or abstracts therefrom, and (iii) to discuss the Company’s business, operations, affairs, finances and accounts with its officers, directors and employees, in each case at the reasonable expense of the Company and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance written notice (which may be by e-mail) to the Company; provided that, Oaktree shall not exercise such rights more often than one time during any calendar quarter; and

(ii)              the Company shall provide written notice and consult with Oaktree (or any such transferee) prior to making a determination that any amounts are treated as distributions with respect to the Notes under section 305 of the Code and prior to withholding any taxes with respect to such amounts; provided, that such right to consultation shall be deemed satisfied if, following the delivery of such notice, (i) the Company has made due and reasonable efforts to consult with Oaktree (or any such transferee), and (ii) Oaktree (or any such transferee) has not responded to the Company within thirty (30) days of such delivery.

2.             Effectiveness. This letter agreement shall become effective automatically, and without any further action by any party hereto or any other person, upon the occurrence of the Closing under the Subscription Agreement.

3.             Representations. Each of the Company, Tempo and Oaktree represents and warrants that it is duly authorized and has the corporate and legal power and authority to enter into this letter agreement and take the acts and actions described herein.

4.             Confidentiality.

(a)           As used in this letter agreement, subject to Section 4(c) below, “Confidential Information” means any and all non-public financial information or other non-public information concerning the Company, its subsidiaries and their affiliates that may hereafter be disclosed to the Observer by the Company, its subsidiaries, their affiliates or by any of the directors, officers, employees, agents, consultants, advisors or other representatives (including financial advisors, accountants or legal counsel) (the “Representatives”) of the Company or its subsidiaries, including all notices, minutes, consents, materials, ideas or other information (to the extent constituting information concerning the Company, its subsidiaries and their affiliates that is non-public financial information or other non-public information) provided to the Observer.

(b)          Except to the extent permitted by this Section 4(b) or by Section 4(c) or Section 4(d) below, Oaktree shall instruct its Observers and, solely to the extent the Observer is an employee of Oaktree, Oaktree shall cause such Observer, to keep such Confidential Information strictly confidential and not use the Confidential Information for any purpose other than in connection with his or her role as an Observer; provided, that each Observer may share Confidential Information with Oaktree and its affiliates and its and their respective directors, officers, employees, agents, consultants, advisors, legal counsel and other representatives, as well as with any Permitted Transferee that holds, or will hold following such transfer, at least $50 million in aggregate principal amount of the Notes (each such transferee, a “Permitted Recipient”) who (a) have a need to know such information and (b) are informed of the confidential nature of such information. Oaktree and the other Permitted Recipients shall keep such Confidential Information strictly confidential and shall not use the Confidential Information for any purpose other than monitoring Oaktree’s investment in the Company and exercising Oaktree’s rights as an investor in the Company and its rights under this letter agreement; provided, however, that, subject to Section 4(e) below, the foregoing shall not apply to the extent Oaktree, its affiliates, or any of the Permitted Recipients or the Observer is requested or compelled to disclose Confidential Information by statute, rule, regulation, arbitral or judicial or regulatory process or otherwise requested by any governmental authority. The Observer may not record the proceedings of any meeting of the Board by means of an electronic recording device.

(c)           The term “Confidential Information” does not include information that (i) is or becomes generally available to the public other than (a) as a result of a disclosure by an Observer in violation of this letter agreement or (b) in violation of a confidentiality obligation to the Company or its subsidiaries known to any Observer or Oaktree, (ii) is or becomes available to any Observer or Oaktree or any of its affiliates or the Permitted Recipients on a non-confidential basis from a source not known by any Observer or Oaktree or any of its affiliates to have an obligation of confidentiality to the Company or its subsidiaries, (iii) was already known to any Observer or Oaktree or any of its affiliates or the Permitted Recipients at the time of disclosure, or (iv) is independently developed by any Observer or Oaktree or any of its affiliates or the Permitted Recipients without reference to any Confidential Information disclosed to any Observer.

(d)          Oaktree acknowledges and will advise each Observer and the Permitted Recipients that United States securities laws prohibit any person who has received from an issuer any material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

(e)           In the event that Oaktree, any Observer, any Permitted Recipient or any of their respective affiliates is required or compelled by statute, rule, regulation, arbitral or judicial process or otherwise requested by any governmental or regulatory authority to disclose the Confidential Information, Oaktree (or, if applicable, such Observer or Permitted Recipient) shall use commercially reasonable efforts, to the extent permitted and practicable, to provide the Company with prompt prior written notice of such requirement so that the Company or its subsidiaries or their affiliates may seek, at such their sole expense and cost, an appropriate protective order. If in the absence of a protective order, Oaktree, any Observer, any Permitted Recipient or any of their respective affiliates is nonetheless legally required or compelled to disclose Confidential Information, such person may disclose only the portion of the Confidential Information or other information that it is so legally required or compelled or requested to be disclosed.

(f)           All Confidential Information disclosed by the Company, its subsidiaries or their Representatives to an Observer or Oaktree is and will remain the property of the Company, so long as such information remains Confidential Information.

(g)          It is understood and acknowledged that neither the Company, its subsidiaries nor any Representative makes any representation or warranty as to the accuracy or completeness of the Confidential Information or any component thereof.

(h)          Notwithstanding anything herein to the contrary, the obligations of this Section 4 will automatically expire one (1) year after the termination of this letter agreement.

5.             Termination. This letter agreement will automatically terminate, and all provisions hereof and all related rights and obligations of the parties hereunder will terminate without any further liability on the part of any party in respect hereof, upon the earliest to occur (a) the termination of the Subscription Agreement in accordance with the terms thereunder (other than a termination in connection with the Closing), (b) the date and time on which all of the Notes held by Oaktree or any transferee of any of Oaktree’s rights hereunder are converted into Common Stock (as defined in the Indenture), and (c) with respect to Oaktree or any transferee of any of Oaktree’s rights hereunder, the date and time on which Oaktree or any such transferee, as applicable, no longer owns or controls at least $25,000,000 in aggregate principal amount of the Notes.

6.             Miscellaneous.

(a)           Entire Agreement; Amendments; Counterparts. This letter agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings among the parties with respect to such subject matter. This letter agreement may not be assigned by any of the parties hereto; provided, however, that Oaktree shall be permitted to assign its rights (i) under Sections 1(b) and (c) of this letter agreement to or with any transferee (together with its affiliates) that holds, or will hold following such transfer, at least $50 million in aggregate principal amount of the Notes, by providing written notice (including by e-mail) to the Company and upon delivery of a joinder agreement or other written undertaking, in a form reasonably acceptable to the Company, by such assignee agreeing to the provisions of Section 4 hereof as if such assignee were an Observer or Oaktree; and (ii) as set forth in Section 1(a)(vi) of this letter agreement. This letter agreement may not be amended, supplemented, modified or waived except by an instrument in writing signed by all of the parties. This letter agreement may be executed in counterparts, each of which, when executed, shall be deemed to be an original and all of which together will be deemed to be one and the same instrument binding upon all of the parties notwithstanding the fact that all parties are not signatory to the original or the same counterpart. For purposes of this letter agreement, facsimile and portable document format signatures shall be deemed originals.

(b)          Governing Law; Venue; No Jury Trial. This letter agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York, without giving effect to the conflicts of law principles thereof except sections 5-1401 and 5-1402 of the general obligations law of the State of New York. Each party hereby (i) consents to submit itself to the personal jurisdiction of the federal court of the Southern District of New York or any state court located in New York County, State of New York in the event any dispute arises out of or relates to this letter agreement or any of the transactions contemplated by this letter agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, including, without limitation, a motion to dismiss on the grounds of forum non conveniens, and (iii) agrees that it will not bring any action arising out of or relating to this letter agreement or any of the transactions contemplated by this letter agreement in any court other than the federal court of the Southern District of New York or any state court located in New York County, State of New York. EACH PARTY HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF ANY SUCH RIGHTS OR OBLIGATIONS.

(c)           Notices. All notices, requests, demands, claims and other communications required or permitted under this letter agreement shall be in writing and must be delivered by nationally recognized overnight courier, e-mail or personal delivery.  Any such notice, request, demand, claim, or other communication to either party shall be deemed duly given, as applicable, (i) on the date of receipt by the addressee if sent by overnight delivery, (ii) when sent, if sent by e-mail (provided that (x) the sender’s computer provides confirmation of transmission or receipt evidencing that such communication was sent to the appropriate email address on a specified date and (y) a copy of the same notice or other communication sent by email is also sent by overnight delivery on the same day as such email is sent) or (iii) upon personal delivery, in each case, to the address or email address set forth for such party on its signature page hereto (or at such other address for a party as may be specified by like notice given to the other party).

[Signature Page Follows.]

If the foregoing is acceptable, please execute the enclosed copy of this letter agreement and return it to the undersigned.

OCM Tempo Holdings, LLC

By: Oaktree Fund GP, LLC
Its: Manager

By: Oaktree Fund GP I, LLC
Its: Manager Member

By:	/s/ Kaj Vazales
Name:	Kaj Vazales
Title:	Authorized Signatory

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Authorized Signatory

[Signature Page to Letter Agreement]

ACCEPTED AND AGREED:

ACE CONVERGENCE ACQUISITION CORP.

By:	/s/ Denis Tse
Name:	Denis Tse
Title:	Secretary and Director
Date:	January 18, 2022

Notice Address:

ACE Convergence Acquisition Corp.

1013 Centre Road, Suite 403S

Wilmington, DE 19805

Attention: Denis Tse

Email: denis@acev.io

Tempo Automation, Inc.

By:	/s/ Joy Weiss
Name:	Joy Weiss
Title:	President & CEO
Date:	1/18/2022

Notice Address:

Tempo Automation, Inc.

2460 Alameda St

San Francisco, CA 94103

Attention: Ryan Benton

Email: rbenton@tempoautomation.com

[Signature Page to Letter Agreement]